EXHIBIT 23.3

[LETTERHEAD OF INTERNATIONAL BIOMETRIC GROUP]

David Chen

Morgan Stanley | Investment Banking Division

2725 Sand Hill Road | Suite 200 | Floor 02

Menlo Park, CA 94025

To whom it may concern:	August 9, 2004

We consent to the use in this Registration Statement of Cogent, Inc. on Form S-1 of information derived from our market research report regarding the biometrics industry appearing in the Prospectus, which is part of this Registration Statement. We also consent to the references to us in the Prospectus.

Sincerely,

/s/ Sarah Nedwek

Sarah Nedwek

Marketing Coordinator

International Biometric Group

International Biometric Group	Tel 212 809 9491
1 Battery Park Plaza	Tel 888 424 8424
New York, NY 10004	Fax 212 809 6197
www.biometricgroup.com	contact@biometricgroup.com